UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2011

Financial Engines, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34636	94-3250323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1804 Embarcadero Road, Palo Alto, California		94303
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 565-4900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

During the period March 2, 2011 through April 11, 2011, we issued 466,500 shares of common stock upon the exercise of options to purchase our common stock granted under our 1998 Stock Option Plan, which, on April 11, 2011, slightly exceeded 1% of the number of shares of common stock outstanding as of such date. The shares of common stock issued pursuant to these stock options were unregistered securities granted under our 1998 Stock Option Plan as permitted by Rule 701 of the Securities Act of 1933. The aggregate purchase price of the shares was $2.4 million, which was received in cash. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. There were no underwriters employed in connection with these transactions.

In addition, as previously reported in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K during the year ended December 31, 2010, our Form 10-K for the year ended December 31, 2010, our Current Reports on Form 8-K dated February 2, 2011 (filed February 4, 2011) and March 1, 2011 (filed March 3, 2011), and including the issuances for the period from March 2, 2011 through April 21, 2011, we issued a net of 3,565,985 shares of common stock upon the exercise of options to purchase our common stock granted under our 1998 Stock Option Plan. The shares of common stock were issued pursuant to stock options granted under our 1998 Stock Option Plan as permitted by Rule 701 of the Securities Act of 1933. Our 1998 Stock Option Plan is a written compensatory benefit plan established by us for our employees, directors and consultants in accordance with Rule 701. The aggregate purchase price of these shares was $18.3 million, of which $17.9 million was received in cash. The remaining amount of the purchase price was received in the form of shares forfeited in lieu of cash, which were valued at the fair market value on the day of the transaction. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. There were no underwriters employed in connection with these transactions.

As of April 21, 2011, 8,123,621 shares of common stock are subject to outstanding stock options granted under our 1998 Stock Option Plan. The maximum number of shares issuable upon exercise of these options is 8,123,621 shares. These stock options may be exercised from time to time and have exercise prices ranging from $1.00 to $10.00 per share. If all such outstanding options are exercised, we would receive an aggregate of $53 million. Of these outstanding options, (a) options to purchase approximately 7.9 million shares vest as to 12/48ths of the total number of shares subject to each option on the 12-month anniversary of the vesting commencement date of the options and 1/48th of the total number of shares subject to the options on each monthly anniversary date of the vesting commencement date of the options thereafter until fully vested, and (b) options to purchase approximately 0.2 million shares vest as to 1/48th of the total number of shares subject to the options on each monthly anniversary date of the vesting commencement date of the options, beginning on the first monthly anniversary of the vesting commencement date until fully vested. These options will generally continue to vest, until fully vested, for so long as the optionee's relationship with us has not terminated. Any exercise of these stock options will be effected under Rule 701 of the Securities Act of 1933, applicable to our 1998 Stock Option Plan. At the time of any such exercises, all recipients will have either received adequate information about us or had access, through employment or other relationships, to such information. No underwriters will be employed in connection with these transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Engines, Inc.

April 27, 2011	By:	/s/ Raymond J. Sims

Name: Raymond J. Sims
Title: Executive Vice President and Chief Financial Officer